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                                                                    EXHIBIT 11.1

                      STATEMENT RE PER SHARE EARNINGS (1)

                                          Three months ended October 31,        Six months ended October 31,
                                               1997              1996              1997             1996
                                            ----------        ---------         --------         ---------
Net income (loss)                           $      896        $     333         $  1,641         $  (2,404)
                                            ==========        =========         ========         =========
Common and Common Equivalent Shares:

Weighted average number of shares of
   common stock outstanding                      9,130            7,647            9,059             7,642

Weighted average common
   equivalent shares outstanding                   991              523              800               235
                                            ----------        ---------         --------         ---------
Weighted average number of shares of
  common and common equivalent
   stock outstanding                            10,121            8,170            9,859             7,878
                                            ==========        =========         ========         =========
Net income (loss) per share                 $     0.09        $    0.04         $   0.17         $   (0.31)
                                            ==========        =========         ========         =========


(1) Fully diluted net income per share has not been separately presented, as the amounts would not be materially different from primary net income per share.